SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2012

Global Power Equipment Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16501	73-1541378
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

400 E. Las Colinas Boulevard, Suite 400 Irving, Texas		75039
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 574-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On June 6, 2012, Mr. David L. Keller entered into a Retirement Agreement (the “Retirement Agreement”) with Global Power Equipment Group Inc. (the “Company”), under which he will resign from all positions at the Company effective as of June 30, 2012. Mr. Keller has served as President and Chief Executive Officer of the Company and as a member of the Board of Directors (the “Board”) since September 2009. Mr. Keller’s resignation is not due to a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Under the terms of the Retirement Agreement, Mr. Keller has agreed to serve as a consultant to the Company through March 15, 2013 in exchange for a monthly consulting fee of $67,391.88. Mr. Keller will also receive a pro-rated annual incentive for 2012, full vesting of those restricted share units that otherwise would have vested on March 31, 2013, reimbursement of attorneys’ fees incurred in connection with the Retirement Agreement and continued coverage under the Company’s liability insurance policy for three years. The Retirement Agreement also provides for standard ownership of works, confidentiality, non-compete, non-solicitation and non-disparagement covenants, as well as a mutual release of claims.

The foregoing description of the Retirement Agreement is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 5.02 by reference.

(c) On June 6, 2012, the Board announced that, effective as of July 1, 2012, Luis Manuel Ramírez, 45, will be appointed as President and Chief Executive Officer of the Company and as a member of the Board.

Mr. Ramírez joins the Company after twelve years with General Electric Company (“GE”). From 2010 until the present, Mr. Ramírez served as the Chief Executive Officer of GE Energy Industrial Solutions, a more than $3 billion global electrical products and services business operating in over 60 countries. From 2006 until 2009, Mr. Ramírez was the President of GE Energy Contractual Services, where he oversaw all commercial, risk and operations activities of that business. From 2006 until the present, Mr. Ramírez also served a Vice President of GE.

In connection with his appointment as President and Chief Executive Officer of the Company, Mr. Ramírez entered into an Employment Agreement with the Company, dated as of June 6, 2012 (the “Employment Agreement”). The initial term of the Employment Agreement is two years following the effective date, with the possibility of successive one-year renewals. Mr. Ramírez will receive an initial annual base salary of $550,000 and his target annual incentive opportunity under the Company’s Incentive Compensation Plan shall not be less than 80% of his annual salary. The Company also granted Mr. Ramírez 33,500 restricted share units as of July 1, 2012, equally allocated between time-based restricted share units that generally vest in four equal annual installments commencing on March 31, 2013, and performance-based restricted share units that generally vest in four equal annual installments commencing on March 31, 2013, provided that the company achieves a pre-established performance goal with respect to the prior fiscal year. Future equity grants will be subject to the discretion of the compensation committee of the Board. In addition, the Company will reimburse Mr. Ramírez for the reasonable expenses incurred in his relocation to the Dallas/Irving, Texas area, including moving and storage expenses, closing costs and temporary housing.

In the event that Mr. Ramírez’s employment were terminated without Cause or he resigned for Good Reason (both as defined in the Employment Agreement), Mr. Ramírez would be eligible to receive (i) salary continuation for one year, (ii) the unpaid annual incentive for the prior fiscal year, if any, (iii) a pro-rated annual incentive for the current fiscal year, based on actual Company performance results during the entire fiscal year and assuming that any individual goals were satisfied at the “target” level, and (iv) pro-rated vesting of restricted share units that otherwise would have vested on March 31 of the following year. In exchange for these benefits, Mr. Ramírez would be required to sign and not revoke a release of claims in favor of the Company. Reduced severance levels would be available if the Company terminated Mr. Ramírez’s employment at the expiration of the employment term or in the event of his death or disability.

The Employment Agreement contains standard ownership of works, confidentiality, non-compete, non-solicitation and non-disparagement covenants.

There is no arrangement or understanding between Mr. Ramírez and any other person pursuant to which he was selected as an officer of the Company and there are no family relationships between Mr. Ramírez and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Ramírez has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated in this Item 5.02 by reference.

The Company’s press release announcing Mr. Keller’s resignation and Mr. Ramírez’s appointment is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and incorporated in this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Retirement Agreement by and between David L. Keller and Global Power Equipment Group Inc., dated as of June 6, 2012.
10.2	Employment Agreement by and between Luis Manuel Ramírez and Global Power Equipment Group Inc., dated as of June 6, 2012.
99.1	Press release dated June 6, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 12, 2012

Global Power Equipment Group Inc.

By:	/s/ Tracy D. Pagliara
Tracy D. Pagliara
General Counsel, Secretary and
Vice President of Business Development

EXHIBIT INDEX

Exhibit Number	Description

10.1	Retirement Agreement by and between David L. Keller and Global Power Equipment Group Inc., dated as of June 6, 2012.
10.2	Employment Agreement by and between Luis Manuel Ramírez and Global Power Equipment Group Inc., dated as of June 6, 2012.
99.1	Press release dated June 6, 2012.